SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – June 10, 2008

THE BANK OF NEW YORK MELLON CORPORATION

(Exact name of registrant as specified in charter)

Delaware	000-52710	13-2614959
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Wall Street New York, New York	10286
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code – (212) 495-1784

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(b) Thomas A. Renyi, Executive Chairman of the registrant, and the registrant have mutually agreed that Mr. Renyi will retire as Executive Chairman and as a director of the registrant, effective July 31, 2008.

In light of Mr. Renyi’s services to the registrant since the merger of The Bank of New York Company, Inc. (“BNY Co.”) and Mellon Financial Corporation into the registrant on July 1, 2007, the registrant has agreed to provide to Mr. Renyi the benefits which under Section 4(b) of Mr. Renyi’s Service Agreement dated June 25, 2007 (filed as Exhibit 10.1 to BNY Co.’s Current Report on Form 8-K filed June 29, 2007 and incorporated herein by reference) would have been payable if Mr. Renyi’s service with the registrant had continued until January 1, 2009. This will include payment of a full annual cash bonus for the year 2008, based upon actual performance for the year. In addition, the registrant has agreed to provide for an additional five months of vesting, until January 1, 2009, under Mr. Renyi’s April 2, 2007 restricted share unit and stock option agreements.

Pursuant to the registrant’s By-Laws, upon Mr. Renyi’s retirement, Robert P. Kelly, Chief Executive Officer of the registrant, will become Chairman of the Board of Directors. Steven G. Elliott, Senior Vice Chairman of the registrant, has notified the registrant that, in accordance with provisions of the registrant’s By-Laws requiring that upon Mr. Renyi’s retirement the registrant’s Board of Directors be reduced in number from eighteen to sixteen members, Mr. Elliott will resign as a director of the registrant effective upon Mr. Renyi’s retirement. Mr. Elliott will remain as Senior Vice Chairman of the registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

The Bank of New York Mellon Corporation (Registrant)

Date: June 12, 2008	By:	/s/ Arlie R. Nogay
	Name:	Arlie R. Nogay
	Title:	Corporate Secretary